EXHIBIT 11

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except per share amounts)


                                 For the Three Months Ended September 30,
                                          1998             1997

                                     Basic   Diluted    Basic  Diluted

Weighted average shares
outstanding:
  Common stock                      55,497    55,497   54,238   54,238
  Shares available under
     options                             -     3,317        -    3,616
  Issuable upon conversion
     of debentures                       -        47        -       47

Weighted average common
  and common equivalent
  shares outstanding                55,497    58,861   54,238   57,901

Net earnings                       $21,700   $21,700  $19,305  $19,305
Interest expense, net,
  on debentures                          -         5        -        5

Net earnings applicable
  to common stock                  $21,700   $21,705  $19,305  $19,310

Per share                          $   .39   $   .37  $   .36  $   .33

 On July 23, 1998 the Company declared a two-for-one stock split, paid September 25, 1998 to shareholders of record on September 9, 1998. Accordingly, all share and per share information has been retroactively restated to reflect the stock split.




               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)


                                 For the Six Months Ended September 30,
                                           1998            1997

                                     Basic   Diluted    Basic  Diluted

Weighted average shares
outstanding:
  Common stock                      55,323    55,323   54,105   54,105
  Shares available under
     options                             -     3,506        -    3,376
  Issuable upon conversion
     of debentures                       -        47        -       47

Weighted average common
  and common equivalent
  shares outstanding                55,323    58,876   54,105   57,528

Net earnings                       $46,064   $46,064  $35,564  $35,564
Interest expense, net,
  on debentures                          -         9        -        9

Net earnings applicable
  to common stock                  $46,064   $46,073  $35,564  $35,573

Per share                          $   .83   $   .78  $   .66  $   .62

 On July 23, 1998 the Company declared a two-for-one stock split, paid September 25, 1998 to shareholders of record on September 25, 1998. Accordingly, all share and per share information has been retroactively restated to reflect the stock split.